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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

                        RULES 13D-1(b), (c), AND (d) AND

               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(b)

                                (AMENDMENT NO. )(1)

                            CENTURY BANCSHARES, INC.

                                (Name of Issuer)

                                  COMMON STOCK

                         (Title of Class of Securities)

                                   156436 10 7

                                 (CUSIP Number)

                                 MARCH 15, 2001

             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)

         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 156436 10 7               13G                      PAGE 1 OF 5 PAGES
---------------------                                       --------------------

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   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          MELVYN J. ESTRIN
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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (A) [ ]

                                                           (B) [ ]
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   3      SEC USE ONLY

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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
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                      |    5   SOLE VOTING POWER
      NUMBER OF       |
       SHARES         |             150,769
     BENEFICIALLY     |---------------------------------------------------------
       OWNED BY       |    6   SHARED VOTING POWER
         EACH         |
      REPORTING       |              98,778
        PERSON        |---------------------------------------------------------
         WITH         |    7   SOLE DISPOSITIVE POWER
                      |             150,769
                      |---------------------------------------------------------
                      |    8   SHARED DISPOSITIVE POWER
                      |              98,778
                      |
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     249,547
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  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

             [ ]
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  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     6.08%
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  12      TYPE OF REPORTING PERSON*

                   IN
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                                  SCHEDULE 13G

         Introductory Note: All information with respect to Century Bancshares, Inc., a Delaware corporation, is to the best knowledge and belief of the Reporting Person, as defined herein.

ITEM 1.

         (a) NAME OF ISSUER. The name of the issuer is Century Bancshares, Inc., a Delaware corporation (the "Issuer").

         (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES. The address of the Issuer's principal executive offices is 1275 Pennsylvania Avenue, N.W., Washington, D.C. 20004.

ITEM 2.

         (a)      NAME OF PERSON FILING.  The name of the person filing this
                  Schedule 13G is Melvyn J. Estrin (the "Reporting Person").

         (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE. The address of the Reporting Person is 1800 Rockville Pike, Rockville, Maryland 20852.

         (c)      CITIZENSHIP.  The reporting person is a citizen of the United
                  States.

         (d) TITLE OF CLASS OF SECURITIES. The class of securities of the Issuer owned beneficially by the Reporting Person is common stock, $1.00 par value (the "Common Stock").

         (e)      CUSIP NUMBER.  The CUSIP Number for the Common Stock is
                  156436 10 7.


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b) OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

    (a)  [ ]   Broker or dealer registered under Section 15 of the Exchange Act.
    (b)  [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
    (c)  [ ]   Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.
    (d)  [ ]   Investment company registered under Section 8 of the Investment
               Company Act.
    (e)  [ ]   An investment adviser in accordance with Rule 13d-(b)(1)(ii)(E);
    (f)  [ ]   An employee benefit plan of endowment fund in accordance with
               Rule 13d(b)(1)(ii)(F);
    (g)  [ ]   A parent holding company or control person in accordance with
               Rule 13d-1(b)(1)(ii)(G);
    (h)  [ ]   A savings associations as defined in Section 3(b) of the Federal
               Deposit Insurance Act.
    (i)  [ ]   A church plan that is excluded from the definition of an
               investment company under Section 3(c)(14) of the Investment
               Company Act.

    (j) [ ]    Group, in accordance with Rule 13d-(b)(1)(ii)(J).


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ITEM 4.  OWNERSHIP.

         (a) AMOUNT BENEFICIALLY OWNED. The amount of securities beneficially owned by the Reporting Person is 249,547 shares of Common Stock.

         (b) PERCENT OF CLASS. The percent of the class of Common Stock beneficially owned by the Reporting Person is 6.08%.

         (c)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                  (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:  150,769

                  (ii)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  98,778

                  (iii)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                           OF:  150,769

                  (iv)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                           OF:  98,778

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    April 12, 2001




                                               /s/ MELVYN J. ESTRIN
                                            ----------------------------
                                             Melvyn J. Estrin


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